Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

STRONG 2007 FOURTH QUARTER AND YEAR END RESULTS

Oak Brook, Illinois  -- February 26, 2008  -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the fourth quarter and year ended December 31, 2007.

The financial results for the Company are compared with the results for the equivalent periods of GLDD Acquisitions Corp., which merged with a subsidiary of Aldabra Acquisition Corporation (“Aldabra”) on December 26, 2006. Following a holding company merger, the surviving company was renamed Great Lakes Dredge & Dock Corporation.  The merger was accounted for as the acquisition of Aldabra and was treated as a recapitalization.  Accordingly, the Company’s core operating activities were not affected by the merger.  Other matters, primarily relating to share and per share data, affecting comparability resulting from the merger with Aldabra are highlighted below.

Douglas B. Mackie, President and Chief Executive Officer said, “A strong fourth quarter contributed to a 21% increase in 2007 revenue to $515.8 million, with EBITDA increasing to $57.5 million for the year.  Throughout 2007, the Company experienced good utilization of its dredging fleet and increased activity in its demolition segment.  Having won a 53% share of the U.S bid market, the Company has a solid domestic backlog entering 2008, complementing the continued momentum in the international market.”

2007 Fourth Quarter Operating Results

Revenue for the quarter ended December 31, 2007 was $156.9 million, up by more than 28% from $121.8 million a year earlier. The 2007 fourth quarter activity reflected solid utilization across all dredging sectors and a sizeable contribution from the demolition unit.  Foreign dredging operations continued strong, producing 35% of dredging revenues in the quarter versus 27% last year.  Additionally, work commenced on capital projects in the New York/New Jersey ports that had been delayed by funding and environmental permitting issues.  The Company’s demolition business, North American Site Developers (“NASDI”), generated a 120% increase in revenues, or $15.4 million, primarily driven by three large projects that will provide additional work through the first quarter of 2008.

Gross profit for the fourth quarter increased by almost 24% to $22.7 million from a year earlier.  Gross margin for the 2007 fourth quarter was 14.5% versus 15.1% for the 2006 fourth quarter as a result of the normal diversity of projects performed between the comparable quarters.

Operating income in the 2007 fourth quarter increased by 27% to $10.8 million from $8.5 million a year ago even though general and administrative expense was up $2.1 million from the 2006 quarter. EBITDA (as defined below) of $17.4 million for the 2007 quarter was up  12% from $15.6 million in the previous year.

Interest expense was $3.2 million for the fourth quarter of 2007, a reduction of $3.8 million from the year ago quarter.  Lower debt levels resulted in interest savings of $1.7 million and the Company recorded a $0.6 million favorable non-cash adjustment versus the 2006 quarter to the market value of the Company’s interest rate swaps.  Also, in 2006 the Company wrote off $1.4 million of deferred financing fees in connection with the repayment of approximately $50.0 million of term debt.

Net income was $3.8 million in the fourth quarter of 2007, an increase of $2.1 million from the fourth quarter of 2006.  In the fourth quarter of 2006, the net loss available to common stockholders, after accruing $2.0 million of preferred stock dividends and recording a $2.8 million loss on the redemption of those shares, was $3.1 million.  Prior to the Aldabra transaction completed in December 2006, GLDD Acquisitions Corp. had shares of preferred stock outstanding on which dividends were accrued semiannually.  In connection with the merger, those shares were exchanged for common stock of the Company; therefore there are no preferred dividends in 2007.

2007 Bid Market/Backlog

The fourth quarter U.S. bid market of $162 million brought the full year market total to $603 million, a decrease of 15% from the prior year.  However, the Company won a sizable share of the fourth quarter bid market bringing its 2007 domestic market share to over 53% for the year.  Given this bidding success, dredging backlog at December 31, 2007 totaled $321.5 million compared with $352.6 million at December 31, 2006.  The year-end 2007 backlog does not reflect approximately $234.4 million of low bids pending award and additional phases (“options”) pending on projects currently in backlog.  The largest component is approximately $150 million for the second phase of the Diyaar land reclamation contract, expected to be awarded this year with the balance of $84 million related to domestic projects.  The 2006 year-end backlog excludes approximately $186 million of pending work; $156 million for the Diyaar project and $30 million of domestic work.

Demolition services backlog at year-end 2007 was $38.9 million, compared with $16.6 million a year earlier.  Backlog for the demolition unit increased significantly during the 2007 second quarter and has remained at a high level thereafter.  Increased backlog levels have translated to record revenue for the segment during the second half of the year.  In addition to the two large contracts won in the second quarter for demolition and site work, the segment added five more projects in the fourth quarter, ranging in value from $1.0 million to $4.0 million.

Recent Developments

In December of 2007, the Company completed the purchase of two hopper dredges, which had been operating in Brazil, for $26.4 million.  These dredges just arrived in the Middle East and are expected to begin work as early as the second quarter of this year on projects currently in backlog.  The Company has also committed to send two additional hydraulic dredges currently in the US to the Middle East.  These vessels are on a submersible vessel en route and are also expected to begin working in the spring.  The cost of mobilization and planned upgrades will be substantially incurred in 2008.

The Company used cash on hand and drawings under its revolver in December to fund the purchase of the new dredges. As of December 31, 2007, total debt, net of $8.2 million in cash and equivalents, was $188.2 million including $21.5 million of borrowings under the revolving credit facility.  At the end of the fourth quarter, outstanding performance letters of credit totaled $43.3 million.

As reported on January 28, 2008, the Company’s Dredge New York sustained extensive damage as a result of being struck by an orange juice tanker in the approach channel to Port Newark, New Jersey.  At the time of the collision the New York had commenced dredging on the Company’s capital project in Newark Bay.  The dredge is in dry dock undergoing repairs which are currently expected to be completed in June of 2008.  This estimated timetable allows the Company to meet its obligations under both its Newark Bay and Port Jersey contracts with the Army Corps of Engineers (the “Corps”).  The New York is fully insured for hull, collision and pollution exposures under the insurance coverage of Great Lakes. However, insurance related to the loss of use of a vessel is not economically viable in the marine market.  Consequently we are pursuing a claim against the vessel which struck the New York.

2007 Results

Revenues for the year ended December 31, 2007 increased by 21% to $515.8 million compared with $426.0 million for the 2006 year.  The improvement in revenue was attributable to foreign dredging and domestic demolition activities.  Gross profit margin for the year of 13.2% was relatively unchanged from the prior year despite a significant increase in maintenance spending that was substantially driven by increases in steel and labor costs.  Operating income increased 13% to $29.0 million from $25.6 million despite additional general and administrative costs of $2.7 million related to the secondary offering, expenses associated with being a publicly-traded company, bad debt expense and costs to reduce the Company’s personal injury lawsuits in the state of Texas.  Regarding these lawsuits, the Company closed a significant number of the outstanding claims in 2007 and no new claims of this type were filed in the second half of the year.

EBITDA for 2007 increased 9.3% to $57.5 million from $52.6 million in the previous year.  Lower debt levels resulted in decreased interest expense for the year of $17.5 million versus $24.3 million a year earlier.  Net income for 2007 was $7.1 million, or $0.14 per diluted share, versus $2.2 million a year ago.  After accounting for $8.2 million in preferred stock dividends and the $2.8 million loss on the redemption of those shares in 2006, the Company recorded a net loss of $8.8 million, or ($0.90) per diluted share.

In 2007 all of the Company’s outstanding warrants were either exercised or redeemed.  In total, $91.8 million was received as a result of the warrants exercised.  In addition, the Company completed a secondary offering in early August of 13,340,000 shares of its common stock.  All proceeds of the secondary offering were received by the selling shareholders; not by the Company.  The combination of these two actions have enhanced the Company’s capital structure and provided increased trading liquidity for its common stock.

CEO Commentary

Doug Mackie continued, “The fourth quarter operating results reflected another quarter of solid performance in revenue and gross profit despite the continuing difficult market dynamics in the U.S. as a result of funding issues at the Corps.  While state and local authorities continued to put out beach work, the market did not significantly benefit from privately funded Liquefied Natural Gas projects.

“Contract margins for the year from both domestic and international work remained steady despite the weak domestic bid market and increased maintenance costs.  Although the 2007 domestic bid market decreased, the Company’s market share reached 53%, up from 36% last year.  Consequently, we were able to take on a greater amount of work this year and our dredging backlog at year end remains substantial at $321.5 million.

“As we look forward, we are excited about the increased capabilities which recent equipment acquisitions provide.  Our decision to commit greater resources internationally has served us well and we expect it to pay dividends in the future as we continue to bid for attractive projects outside of the U.S.  Although we currently believe the domestic market will continue to be difficult in 2008, we hope with the recent and anticipated changes, both legislatively and administratively related to the Corps, funding constraints will ease in 2009.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 26 at 10:00 a.m. C.S.T.  The call in number is 877-675-4750.  The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 9413467.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 23% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation

Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "will," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2006, and in securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Consolidated Statement of Earnings

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenues	$156,944	$121,795	$515,761	$425,980

Gross profit	22,724	18,336	67,947	56,989

General and administrative	(11,869)	(9,765)	(38,606)	(30,457)
Amortization of intangible assets	(65)	(66)	(262)	(311)
Subpoena-related expenses	(2)	(9)	(99)	(608)

Operating income	10,788	8,496	28,980	25,613

Other income (expense)
Interest expense- net	(3,245)	(7,003)	(17,462)	(24,343)
Equity earnings in joint ventures	304	766	1,993	2,041
Minority Interest	(59)	5	(56)	(155)

Income before income taxes	7,788	2,264	13,455	3,156

Income taxes	(4,019)	(553)	(6,399)	(971)

Net income	$3,769	$1,711	$7,056	$2,185

Redeemable preferred stock dividends(1)	—	(2,022)	—	(8,198)
Redemption of preferred stock (1)	—	(2,790)	—	(2,790)

Net income (loss) available to common stockholders	$3,769	$(3,101)	$7,056	$(8,803)

BASIC
Earnings (loss) per share	$0.06	$(0.33)	$0.14	$(0.90)
Basic weighted average shares	58,460	9,288	48,911	9,780

DILUTED
Earnings (loss) per share	$0.06	$(0.33)	$0.14	$(0.90)
Diluted weighted average shares	58,460	9,288	52,221	9,780

(1)

The company accrued dividends on its redeemable preferred stock in 2006. This reduced the net income available to stockholders. The preferred stock and all accrued dividends were exchanged for common stock in connection with the December 2006 merger.

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income to EBITDA

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net income	$3,769	$1,711	$7,056	$2,185
Adjusted for:
Interest expense, net	3,245	7,003	17,462	24,343
Income tax expense	4,019	553	6,399	971
Depreciation and amortization	6,396	6,313	26,537	25,081

EBITDA	$17,429	$15,580	$57,454	$52,580

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

Net cash flows from (used in) operating activities	$3,055	$11,227	$(4,159)	$33,899